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                                                                    EXHIBIT 99.1


For more information:
Investor Relations                          Media Relations
Jim DeNike                                  Jenny Moede
Corixa Corporation                          Waggener Edstrom Bioscience
206.754.5716                                503.443.7000
denike@corixa.com                           jmoede@wagged.com

FOR IMMEDIATE RELEASE

                     CORIXA AND KIRIN COLLABORATE TO DEVELOP
                          POTENTIAL WT1 CANCER VACCINE

SEATTLE, DECEMBER 4, 2002 -- Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, and Kirin Brewery Co. Ltd., today announced a multiyear development and commercialization agreement for a potential cancer vaccine for the treatment of multiple forms of cancer, including leukemia, myelodysplasia and melanoma. The agreement provides Kirin with exclusive rights to develop and market vaccine products resulting from Corixa's WT1 antigen vaccine program in Asia/Australasia. Corixa and Kirin will share WT1 vaccine commercialization rights as well as development and commercialization costs in North America. Corixa will retain marketing rights for the potential vaccine in Europe and will likely seek a third party partner to assist with development of products in that territory.

This agreement is in addition to the existing monoclonal antibody collaboration signed by both companies in June 2001. Under the terms of the WT1 agreement, Kirin will co-fund development of WT1 vaccine products and will pay Corixa $3 million in up front license fees, as well as success-based milestone payments and royalties on future product sales in Asia/Australasia. Further details of the agreement were not disclosed by either company.

"Through our initial discovery efforts, we've shown that WT1 is expressed in several tumor types and, therefore, believe it has considerable potential as a vaccine target," said Steven Gillis, Ph.D., Chairman and Chief Executive Officer of Corixa. "We are encouraged by our progress to date and the possibility that WT1-based vaccines may be useful in treating a broad range of hematologic cancers. We are pleased to work with Kirin to bring our developments closer to potential human clinical testing."

"We are excited to work on WT1 with Corixa," said Katsuhiko Asano, Ph.D., president of Kirin's Pharmaceutical Division. "Kirin has been working on cell therapy and immunotherapy for several years and our vaccination approach with WT1 will give us another weapon in the field of cancer immunotherapy. We are very happy to work with the scientists at Corixa and are confident that WT1 will become a very important therapy for patients with leukemia and other solid tumors."

CORIXA'S WT1 VACCINE PROGRAM

Corixa has in-licensed the Wilms' tumor antigen (WT1) from the Massachusetts Institute of Technology. WT1 is substantially overexpressed in up to 80 percent of adult leukemias, including acute myelogenous leukemia (AML), chronic myelogenous leukemia (CML), acute lymphatic leukemia (ALL) and myelodysplasia
(MDS). The goal of Corixa's WT1 cancer vaccine program is to develop a therapeutic WT1

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vaccine that generates a T cell response capable of killing leukemia cells. Data in murine models show that cytotoxic T lymphocytes (CTL) can kill malignant cells that express WT1 with a high degree of safety.

In addition to its expression on leukemia cells, WT1 is expressed in several solid tumors, suggesting that this antigen might also prove to be a valid target for a tumor vaccine for other indications. For example, Corixa has demonstrated that human WT1 specific CTL recognize human melanoma and some lung cancer cells.

ABOUT CORIXA

Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. Corixa currently has 18 programs in clinical development.

The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa(TM) technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa's Web site at http://www.corixa.com.

ABOUT KIRIN

The Pharmaceutical Division of Kirin applies its knowledge of biotechnology to the development of advanced pharmaceutical products in the field of renal diseases, immunological and allergy-related diseases, cancer, and hematological diseases. Kirin's recombinant DNA-based ESPO(R) (erythropoietin) and GRAN(R) (G-CSF), co-developed with Amgen, have annual sales about $400 million in Asia. For more information about the company, please visit its website at http://www.kirin.co.jp/english/.

CORIXA FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa's actual results include, but are not limited to the risk that Corixa does not receive any or all of the success based milestone payments under the agreement, the risk that the collaboration does not result in any commercial products, the risk that Corixa's WT1 technology is not effective in treating hematologic cancers and the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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